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Exhibit 4.3

                             INDEMNIFICATION AGREEMENT

    THIS AGREEMENT, dated as of September 11, 1997, among HUNT PETROLEUM CORPORATION, a Delaware corporation ("Hunt Petroleum") and BANK ONE, TEXAS, N.A., a national banking association ("Bank").

    WHEREAS, at the request of Hunt Petroleum, Bank has agreed to extend a loan to Western Pacific Airlines, Inc. ("Western") in amounts of up to $10,000,000 (the "Loan"); and

    WHEREAS, to document the Loan, Bank and Western have entered into a Note and certain other collateral documents covering various personal property collateral, the Note and other documents being dated as of September 11, 1997 (the "Loan Documents"); and

    WHEREAS, to induce the Bank to make the Loan, Hunt Petroleum has entered into a Limited Guaranty dated as of September 11, 1997 pursuant to which it guarantees any and all obligations owed the Bank by Western pursuant to the Note (the "Guaranty"); and

    WHEREAS, in further consideration of the Bank's extending the Loan and entering into the Loan Documents, Hunt Petroleum has agreed to indemnify the Bank as provided herein.

    NOW, THEREFORE, the parties hereto agree as follows:


    1. Hunt Petroleum agrees to indemnify and hold harmless the Bank and its respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Bank, including all local counsel hired by such counsel) ("Claim") incurred by the Bank in any respect whatsoever as a result of making the Loan, including, but not limited to, any loss, cost, liability, damage or expense (including reasonable fees and out-of-of pockets expenses of counsel to the Bank) incurred by Bank in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, bankruptcy or other insolvency proceeding, administrative proceeding or investigation under any federal securities law, federal or state environmental law, federal bankruptcy statute, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of Western, Hunt Petroleum or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents, including, but not limited to the taking of collateral pursuant to Loan Documents or the enforcing of the same, and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary


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negligence.  The indemnity set forth herein shall be in addition to any other obligations or liabilities of Hunt Petroleum to the Bank under its Guaranty or at common law or otherwise, and shall survive any termination of the Loan Documents, or the Guaranty, and the payment of all indebtedness of Western or Hunt Petroleum to the Bank under the Loan Documents and the Guaranty, provided that Hunt Petroleum shall have no obligation hereunder to the Bank with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Bank. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION 1 TO THE INDEMNIFICATION AGREEMENT TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON ANY SUCH INDEMNIFIED PARTY AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

    2. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify Hunt Petroleum of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at Hunt Petroleum's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. Hunt Petroleum may at its own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party.

    3. Hunt Petroleum hereby acknowledges that it fully understands that the Loan is being made by the Bank to Western solely as an accommodation to Hunt Petroleum and that the Bank has not performed its normal level of due diligence on Western nor has it performed its normal underwriting procedures on the Loan. Hunt Petroleum further understands and agrees that the Bank makes no representation or warranty whatsoever with regard to the financial ability, solvency or other financial condition of Western nor has it performed any due diligence with respect to the collateral being pledged to the Bank by Western. Hunt Petroleum hereby acknowledges that neither the Bank's failure to perform due diligence on Western nor the Bank's failure to perform its normal underwriting procedures with respect to such loan to Western shall in any way affect Hunt Petroleum's obligations to indemnify Bank pursuant to this Agreement.

    4. The execution, delivery and performance of this Agreement by Hunt Petroleum has been duly authorized by all necessary corporate action by Hunt Petroleum, and constitutes legal, valid and binding obligations of Hunt Petroleum, enforceable in accordance with its respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

    5. This Agreement shall be binding upon and inure to the benefit of Bank and Hunt Petroleum, and their respective successors and assigns, provided, however, that Hunt Petroleum may not assign any rights, powers, duties or obligations under this Agreement.


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    6.   This Agreement has been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in Dallas County, Texas.

    7. This Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same agreement.

    8. THIS WRITTEN INDEMNIFICATION AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year above written.

                                  HUNT PETROLEUM CORPORATION
                                  a Delaware corporation


                                  By: /s/ Ivan Irwin
                                      -----------------------------------------
                                  Name: Ivan Irwin Jr.
                                        ---------------------------------------
                                  Title: Executive Vice President
                                         --------------------------------------

                                  BANK ONE, TEXAS, N.A.
                                  a national banking association


                                  By: /s/Reed V. Thompson
                                      -----------------------------------------
                                         Reed V. Thompson, Vice President


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